Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-44114) pertaining to the 1997 Stock Plan, 1998 Stock Plan and 2000 Employee Stock Purchase Plan, the Registration Statement (Form S-8 No. 333-102922, No. 333-84620, No. 333-58680) pertaining to the 1998 Stock Plan and 2000 Employee Stock Purchase Plan, and the related prospectus of SeeBeyond Technology Corporation of our reports dated March 3, 2005, with respect to the consolidated financial statements and financial statement schedule of SeeBeyond Technology Corporation, SeeBeyond Technology Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SeeBeyond Technology Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
Orange County, California
March 4, 2005